Exhibit 23.1

CONSENT OF MOSS ADAMS LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-109150, No. 333-104632, No. 333-100754, No. 333-87348, No. 333-51236, No. 333-96231, No. 333-82591, and No. 333-49001; and Forms S-8 No. 333-132345, 333-123396, 333-106502, 333-87368, No. 333-85721, No. 333-68347, No. 333-66060, No. 333-59838, No. 333-07669, and No. 33-97350) and related Prospectuses of our report dated March 16, 2007, with respect to the consolidated financial statements of Socket Communications, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Moss Adams LLP

San Francisco, California
March 16, 2007